SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14D-9

SOLICITATION/RECOMMENDATION STATEMENT UNDER

SECTION 14(d)(4)

OF THE SECURITIES EXCHANGE ACT OF 1934

CNX GAS CORPORATION

(Name of Subject Company)

CNX GAS CORPORATION

(Name of Person(s) Filing Statement)

Common Stock, par value $0.01 per Share

(Title of Class of Securities)

12618H200 / 12618H309

(CUSIP Number of Class of Securities)

P. Jerome Richey

Executive Vice President, Corporate Affairs, Chief Legal Officer & Secretary

CNX Gas Corporation

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

(724) 485-4000

(Name, address and telephone number of person authorized to receive notice and communications on behalf of the person(s) filing statement)

With copies to:

Jeremy London

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, NW

Washington, D.C. 20005

(202) 371-7000

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Item 9.	Exhibits.

Exhibit	Description

99.1	Press Release, dated April 28, 2010

2